Exhibit 99.1

KULR to Host Booth at Commercial UAV Expo 2025

HOUSTON / GLOBENEWSWIRE / August 20, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin-Plus Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics, will host a booth at this year’s Commercial UAV Expo 2025 featuring its KULR ONE® Air product along with its full suite of battery safety technology. KULR ONE® Air (K1A) is an advanced lithium-ion battery system engineered for UAV/UAM applications. Built on the Company's high-volume production line with cutting-edge automation, the K1A delivers premium performance featuring a compact, scalable architecture with lightweight housing optimized for flight performance.

Hosted from September 2 – 4, 2025, Commercial UAV Expo, presented by Commercial UAV News, is the leading international trade show and conference focusing on the integration and operation of commercial UAS in select vertical markets. Interested parties can register for Commercial UAV Expo here.

KULR Booth Details:

Date: Tuesday, September 2 - Thursday, September 4, 2025

Time: See UAV Expo 2025 website for more details

Location: Caesars Forum in Las Vegas, Nevada

Booth: 400

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin-Plus Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics. KULR delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s offering allows delivery of commercial-off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

Find KULR: Website | X | Telegram | LinkedIn | Instagram | TikTok | Facebook

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai

KULR Media Relations:

M Group Strategic Communications (on behalf of KULR)

Email: kulr@mgroupsc.com